200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION REPORTS
RESULTS FOR THE THIRD QUARTER ENDED MARCH 31, 2008

CONFERENCE CALL SCHEDULED FOR MAY 16, 2008

Ft. Lauderdale, FL, May 15, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of specialized transportation and distribution services for petroleum products and chemicals, today announced the results for the third quarter ended March 31, 2008.

Highlights for the fiscal 2008 third quarter vs. the comparable fiscal 2007 quarter:

•	Revenues were $64.2 million, a 24% increase from $51.8 million
•	Net loss decreased $1.2 million to $1.4 million from $2.6 million or 47%
•	Non-cash charges were $971,000, down from $1.4 million
•	Net margin per gallon increased to 17.8 cents from 14.3 cents
•	EBITDA, a non-GAAP measure, increased by $1.1 million to a positive $277,000 from a loss of $787,000

Highlights for the fiscal 2008 third quarter vs. the fiscal 2008 second quarter:

•	Revenues were $64.1 million up by 9%
•	Selling, General and Administrative expenses were lower by $343,000 or 9%
•	Net loss decreased by $588,000 to $1.4 million from $2.0 million or 30%
•	EBITDA improved by $664,000 from a negative $387,000 to positive a $277,000.
•	Improved balance sheet, lowering debt obligations by $3.8 million via the exchange of notes for preferred stock.

Richard E. Gathright, Chairman, Chief Executive Office and President, commented:

“We are pleased with the improvements in our operating results for the third quarter. We have reduced our net loss by $1.2 million from a year ago and $588,000 from our last quarter while generating a $1.1 million turnaround in the EBITDA stream over the same period last year and $664,000 since the second quarter of this year. We expect this positive performance trend to continue in our fourth quarter.

We are now seeing the positive results from the ERP system and infrastructure investments we have made over the last two years. Although these investments negatively impacted our financial performance during that time, they are now allowing us to reduce our operating costs while providing our customers with enhanced services, including the timeliest billing and the most detailed reporting in the industry. As a result, in the third quarter of 2008 we improved the service we provided to our customers while our SG&A declined $632,000 from last year.

We know that our over 4,000 fuel, lubricant and chemical customers are implementing every strategy available to them to deal with escalating operating costs as fuel prices have increased on average an estimated 59% during the last twelve months. Notwithstanding the impact of these higher fuel prices, which flow through to our refueling customers, more and more, new and old customers are recognizing the benefits of the logistics systems and services that we offer as an outsourced cost reduction solutions benefit. This recognition, and the investments in our ERP system and infrastructure, have enabled us to target and develop new business with higher overall net margins per gallon, contributing to our $397,000 gross profit increase during this quarter over last year.”

The following table portrays the positive trend and progress the Company has achieved in the sequential quarters:

	For the three months ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008
Net loss	$(2,618)	$(1,614)	$(3,019)	$(1,986)	$(1,398)

EBITDA (1)	$(787)	$127	$196	$(387)	$277

Selling, general and administrative expenses	$4,077	$3,950	$3,803	$3,788	$3,445

Net margin per gallon (2)	$0.14	$0.17	$0.19	$0.16	$0.18

Gallons sold	20,407	19,678	18,695	18,050	18,102

(1)  We define EBITDA as earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and loss on extinguishment of debt, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as earnings or loss before interest, taxes, depreciation and amortization. We believe that EBITDA, as we define it, provides useful information to investors because it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, so EBITDA as presented by us may not be comparable to EBITDA presented by other companies.

The following table reconciles EBITDA to the net loss for each of the five quarterly periods presented above:

	For the three months ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2007	2007	2007	2007	2008
Net loss	$(2,618)	$(1,614)	$(3,019)	$(1,986)	$(1,398)
Add back:
Interest expense, net of interest income	1,023	919	778	782	780
Depreciation and amortization expense:
Cost of sales	436	386	388	380	353
Selling, generaland administrative expenses	219	249	282	304	311
Stock-based compensation amortization expense	153	187	126	133	123
Loss on extinguishment of debt	-	-	1,641	-	108
EBITDA	$(787)	$127	$196	$(387)	$277

(2) Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

The following tables present comparative financial data for the periods noted:

SELECTED INCOME STATEMENT AND FINANCIAL DATA
(Unaudited)

(All amounts in thousands of dollars, except per share, and net margin per gallon)
Three Months Ended March 31,		Nine Months Ended March 31,
2008	2007	2008	2007

Total revenues	$64,162	$51,817	$178,653	$172,243

Total cost of sales	61,287	49,339	170,031	162,533

Gross profit	2,875	2,478	8,622	9,710

Selling, general and administrative expenses	3,445	4,077	11,036	11,886

Operating loss	(570)	(1,599)	(2,414)	(2,176)

Interest expense	(780)	(1,023)	(2,340)	(2,808)
Other income	60	4	100	9
Loss on extinguishment of promissory notes	(108)	-	(1,749)	-

Net loss	$(1,398)	$(2,618)	$(6,403)	$(4,975)

Basic and diluted net loss per share computation:

Net loss	$(1,398)	$(2,618)	$(6,403)	$(4,975)
Less: Preferred stock dividends	(56)	-	(56)	-
Net loss attributable to common stockholders	$(1,454)	$(2,618)	$(6,459)	$(4,975)

Basic and diluted net loss per share attributable to common stockholders	$(0.10)	$(0.23)	$(0.45)	$(0.46)

Basic and diluted weighted average common shares outstanding	14,556	11,600	14,438	10,867

EBITDA (non-GAAP measure)	$277	$(787)	$86	$125

Gallons sold	18,102	20,407	54,847	65,204

Net margin	$3,229	$2,915	$9,743	$11,026

Net margin per gallon	$0.18	$0.14	$0.18	$0.17

(1) Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

RECONCILIATION OF NET LOSS TO EBITDA
for the nine month comparative periods ending on March 31, 2008 and 2007
(Unaudited, non-GAAP measure)

(All amounts in thousands of dollars)
	Nine Months Ended
	March 31,
	2008	2007

Net loss	$(6,403)	$(4,975)
Add back:
Interest expense	2,340	2,808
Depreciation and amortization expense:
Cost of sales	1,121	1,316
Selling, general and administrative expenses	897	672
Stock-based compensation amortization expense	382	304
Loss on extinguishment of debt	1,749	-
EBITDA	$86	$125

CONDENSED CONSOLIDATED BALANCE SHEET

(All amounts in thousands of dollars)
(Unaudited)
March 31,	June 30,
2008	2007

ASSETS
Current assets	$27,079	$29,183
Property, plant and equipment, net	10,478	10,017
Other assets, net	3,337	4,725
	$40,894	$43,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	28,056	29,015
Long-term debt, net and other liabilities	9,250	10,796
Stockholders’ equity	3,588	4,114
	$40,894	$43,925

On March 14, 2008, the Company announced that it signed a non-binding letter of intent to combine with Lazarus Energy, LLC, the owner of a petroleum refinery in Nixon, Texas, and that a definitive agreement for the transaction was expected to be finalized on or before May 31, 2008.  By its terms, the letter of intent will terminate if the definitive agreement is not signed by that date. The Company does not expect to enter into a definitive agreement with Lazarus or its parent by the deadline or to extend the letter of intent beyond that date.

CONFERENCE CALL

Management will host a conference call on Friday, May 16, 2008, at 2:00 P.M. ET, to further discuss the results of the Company’s third quarter ended March 31, 2008. Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 888-713-4216 (domestic) or 617-213-4868 (international), using Pass Code  41143968. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PWM4QB6W8. (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Web cast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com). A telephone replay of the conference call will be available from May 16, 2008, at 4:00 p.m. ET until midnight ET on May 23, 2008, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 67604621. A web archive will be available for 30 days at www.mobilefueling.com.

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future acquisition plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended March 31, 2008, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and in the Form 10-Q for the quarter ended December 31, 2007.